Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Mammoth Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and 457(h)	2,116,666	$3.58	$7,577,664.28	0.00014760	$1,118.46

Total Offering Amounts					$7,577,664.28	0.00014760	$1,118.46

Total Fee Offsets							N/A

Net Fee Due							$1,118.46

(1)Consists of: (i) up to 2,000,000 new shares of common stock, par value $0.01 per share (the “Common Stock”) of Mammoth Energy Services, Inc. (the “Registrant”) reserved for issuance under the Mammoth Energy Services, Inc. 2024 Equity Incentive Plan (the “Plan”) and (ii) up to 116,666 shares of Common Stock subject to outstanding unvested equity awards under the Registrant’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”), as of June 12, 2024, the effective date of the Plan (the “Effective Date”), that, on or after the Effective Date, may, potentially, revert to the 2016 Plan due to the forfeiture, cancellation, expiration or termination of such prior awards and, as a result, may become available for issuance under the Plan under the terms thereof.
(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan as a result of any future stock splits, stock dividends, recapitalizations or similar adjustments of the outstanding Common Stock.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $3.58, based on the average of the high sales price (i.e., $3.63) and the low sales price (i.e., $3.53) for the Common Stock on The Nasdaq Global Select Market on June 7, 2024.